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                                                                  Execution Copy


                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into effective as of the 6th day of December, 1994 ("Effective Date"), on this 8th day of February, 1995 between ZENITH NATIONAL INSURANCE CORP., a Delaware corporation (hereinafter referred to as "Company"), and FREDRICKA TAUBITZ (hereinafter referred to as "Employee").

     WHEREAS, Employee is presently employed as Executive Vice President and Chief Financial Officer of Zenith National Insurance Corp. pursuant to a written Employment Agreement originally effective as of October 1, 1985 for a term of five years, which agreement was extended and modified pursuant to a written Employment Agreement dated as of February 28, 1990 for a term of five years expiring on October 1, 1995; and

     WHEREAS, Company and Employee deem it in their respective best interests to extend the term of said Employment Agreement at the present time and modify certain other provisions thereof;

     NOW, THEREFORE, it is AGREED as follows:

     1.   EMPLOYMENT.
               (a) Subject to earlier termination as provided herein, the Employee is employed as Executive Vice President and Chief Financial Officer of the Company from the Effective Date through the Term of this Agreement (as defined below). In this capacity the Employee shall devote her full business time and energy to the business, affairs and interests of the Company and matters related thereto. During the Term of the Agreement, the Employee shall have no other employment other than with a subsidiary of the Company, except with the prior written approval of the Board of Directors of the Company (the "Board"). The Employee shall have such duties and responsibilities and such executive power and authority as is customary for an officer in her position and as shall be allocated to her in such capacity and such other duties and responsibilities as the Board or the President of the Company shall designate that are not inconsistent with the Employee's position with the Company.
Without limiting the foregoing, the Employee shall have such duties and responsibilities with respect to any subsidiaries of the Company as may be requested by the Board, including (without limitation) as Executive Vice President of Zenith Insurance Company, a wholly owned subsidiary of the Company. The Company hereby acknowledges and agrees that the Employee shall have the right to serve in any capacity with civic, educational, charitable and professional organizations and to make and

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manage personal business investments that do not violate the noncompetition provisions of Section 11 of this Agreement so long as such activities do not interfere with the discharge of her duties to the Company hereunder.

               (b) During her employment hereunder, the Employee shall report to the Company's Chief Executive Officer.

               (c) The Company agrees to reappoint the Employee to the board of directors of CalFarm Insurance Company ("CalFarm"), which appointment shall continue throughout the Employee's period of employment hereunder; provided, however, that the Company's obligation to make such appointment shall expire on the date the Company ceases to own a controlling interest in CalFarm. If elected, the Employee agrees to serve on the board of CalFarm so long as the Company owns a controlling interest in CalFarm.

               (d) The Employee shall not be required to relocate outside of Southern California in order to perform the services hereunder, without the Employee's consent, except for travel reasonably required in the performance of her duties hereunder.

     2. TERM. This Agreement shall be in effect for a term commencing on the Effective Date and expiring on October 1, 1998 ("Expiration Date"), and such period shall be referred to herein as the "Term" of this Agreement, and such Term shall not be affected by a termination of employment as elsewhere provided herein.

     3. SALARY. Effective as of the Effective Date, Employee shall be paid the sum of Three Hundred and Sixty-Five Thousand Dollars per year, subject to such other increases as the Board of Directors of Company may from time to time determine ("Base Salary").

     4. BONUSES. In addition to the Base Salary, Employee shall be a participant in the Executive Officers Bonus Plan of the Company.

     5. DEFERRED COMPENSATION. In advance of the annual period for which earned, the Employee shall have the right to defer all or any portion of her salary and bonus to a specified date or event. Any such deferred compensation shall not be forfeitable and shall bear interest at a rate to be determined by the Board. Any election to defer compensation shall be disregarded, and any compensation so deferred shall be added back, in the calculation of those of Employee's rights and benefits under this Agreement that are based upon Employee's salary or bonus or the sum thereof.

     6. PARTICIPATION IN RETIREMENT AND EMPLOYEE BENEFIT PLANS. During her employment hereunder, the Employee shall be entitled to participate in any plan

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of the Company relating to stock options, stock purchases, pension, thrift, profit sharing, life insurance, medical coverage, disability insurance, education, and other retirement or employee benefits that the Company has adopted or may adopt for the benefit of its executive employees, and the Company shall provide the Employee with such insurance or other provisions for indemnification, defense or hold-harmless of officers that are generally in effect for other senior executive officers of the Company. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit or limit the right of the Company to discontinue, modify or amend any plan or benefit in its absolute discretion at any time; provided, however, that any such discontinuance, modification or amendment shall apply to employees of the Company generally, or to a defined group of such employees and shall not apply solely to the Employee.

     7. FRINGE BENEFITS; AUTOMOBILE. In addition to the benefit plans referred to in Section 6 hereof, the Employee shall be entitled to participate in any other fringe benefits that are now or may be or become applicable to the Company's executive employees, including the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits that are commensurate with the duties and responsibilities to be performed by the Employee under this Agreement and reimbursement for reasonable expenses incurred in the course of her duties hereunder in accordance with the Company's policy with respect thereto. In addition, the Company shall provide the Employee with a deluxe car or car allowance of her choice. The benefits provided under this Section 7 shall cease upon the Employee's Date of Termination (as defined below).

     8. VACATION; CLUB MEMBERSHIPS. During her employment hereunder, the Employee shall be entitled to an annual paid vacation in accordance with the Company's standard employment practices of at least four weeks per year or such longer period as the Board may approve (prorated on a daily basis for any period that is less than one calendar year). Up to four weeks of accrued vacation time that is not used in a calendar year may be carried over into the following calendar year. Upon termination of the Employee's employment for any reason, the Employee shall be entitled to payment for any accrued but unused vacation time based upon her then current salary. The time of paid vacations shall be scheduled in a reasonable manner by the Employee.

     During her employment hereunder, the Employee shall be entitled to appropriate professional association and business club memberships, including reimbursement of payment of dues and assessments pertaining thereto.

     9.   TERMINATION.
               (a) DISABILITY. If, as a result of the Employee's incapacity due to physical or mental illness, injury or similar incapacity, she shall have been absent from the full-time performance of her duties with the Company for six

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months within any eighteen-month period, her employment may be terminated by written notice (as provided below) from the Company for "Disability".

               (b)  CAUSE.    Subject to the notice provisions set forth below,
the Company may terminate the Employee's employment for "Cause" at any time. Termination for "Cause" shall mean termination upon (1) the continued willful failure by the Employee to substantially perform her duties with the Company or her other willful breach of this Agreement (other than any such failure or breach resulting from her incapacity due to physical or mental illness, injury or similar incapacity) after a written demand for substantial performance is delivered to her by the Board, which demand specifically identifies the manner in which the Board believes that she has failed to substantially perform her duties, or has otherwise breached this Agreement, (2) the Employee's conviction of a felony, (3) the Employee's willful misconduct that is materially and demonstrably injurious to the Company or (4) the violation by the Employee of
Section 11 hereof; provided, however, that the Employee shall not be terminated for "Cause" unless and until the Board has given the Employee reasonable notice of its intended actions and the alleged events or activities giving rise thereto and with respect to those events or activities for which a cure is possible, a reasonable opportunity to cure such breach and there shall have been delivered to her a copy of a resolution duly adopted by the Board regarding such actions.

               (c)  CONSTRUCTIVE TERMINATION.     If at any time during the Term
of this Agreement, any of the following events shall occur, the Employee shall be entitled to terminate her employment hereunder and be treated as if her employment had been terminated by the Company other than for Cause:

                         (i) Mr. Stanley R. Zax ceases to be full-time Chairman of the Board and President of the Company other than by reason of death or disability;

                         (ii)  The Employee is removed or otherwise
     prohibited or restricted in the performance of her duties as set forth in Section 1 hereof;

                         (iii) Any payment due under this Agreement shall remain unpaid for more than 60 days;

                         (iv)  A Change in Control of the Company (as
     defined below) shall occur during the Term of this Agreement and, within 180 days after the effective date of any such Change in Control, the Employee delivers to the Company a written notice of her election to terminate the Agreement effective as of the date set forth in such notice, which effective date shall not be less than 30 days nor more than 90 days after the date

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     of delivery of such written notice.

     For purposes of this paragraph, a Change in Control shall mean either
(i) a merger or consolidation of the Company with or into another company in which the Company does not survive; or (ii) an assignment of this Agreement by the Company under the provisions of Section 12(b) hereof; or (iii) the sale of all or substantially all of the Company's assets; or (iv) a change in the identities of a majority of the members of the Board within a one-year period or less; or (v) any other transaction that would require a party or affiliated group of parties to obtain approval from or require such transactions to be presented for approval by, the California Insurance Commissioner (assuming there is no preemption of California insurance laws by federal law).

               (d) NOTICE OF TERMINATION. Any purported termination of the Employee's employment by the Company or by her shall be communicated by a written notice ("Notice of Termination") that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

               (e)  DATE OF TERMINATION, ETC.  "Date of Termination" shall mean
(1) if the Employee's employment is terminated by her death, the date of her death; (2) if the Employee's employment is terminated for Disability, thirty days after Notice of Termination is given; (3) if the Employee's employment is terminated for Cause, the date specified in the Notice of Termination, which shall not be less than thirty days from the date such Notice of Termination is given; and (4) if the Employee's employment is terminated for any other reason, the date specified in the Notice of Termination.

     10. COMPENSATION UPON TERMINATION OR DURING DISABILITY. The Employee shall be entitled to the following benefits during a period of disability, or upon termination of her employment, as the case may be, if such period or termination occurs during the Term of this Agreement:

               (a) During any period that the Employee fails to perform her full-time duties with the Company as a result of incapacity due to physical or mental illness, injury or similar incapacity, she shall continue to receive her compensation and other benefits payable to her under this Agreement at the rate in effect at the commencement of any such period, together with all compensation payable to her under the Company's disability plan or program or other similar plan during such period, until her employment is terminated pursuant to Section 9(a) hereof. Thereafter, or in the event the Employee's employment shall be terminated by reason of her death, her benefits shall be determined under the Company's retirement, insurance and other compensation

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programs then in effect in accordance with the terms of such programs, and the
Company shall have no further obligations to her under this Agreement.

               (b)  If at any time the Employee's employment shall be terminated
(i) by reason of her death, (ii) by the Company for Cause or Disability or (iii) by her (other than by reason of a constructive termination pursuant to Section 9(c) hereof), the Company shall pay her (or her appropriate payee, as determined in accordance with Section 12 (c) hereof) her full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which she is entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to her under this Agreement. In addition, in the event the Employee's employment is terminated by reason of the Employee's death or Disability, the Employee (or her appropriate payee) shall be entitled to receive a pro rata portion of any bonus that would otherwise have been payable to the Employee with respect to the year in which the Employee's employment is terminated. For purposes of this provision, if the Employee's bonus for such year has not been determined, the Employee shall be deemed to have been entitled to a bonus equal to the highest annual bonus paid or payable to the Employee during the three consecutive years immediately preceding her termination.

               (c) If the Employee's employment should be terminated by the Company other than for Cause or Disability or by the Employee by reason of a constructive termination pursuant to Section 9(c) hereof, she shall be entitled to the benefits provided below ("Severance Payments"):

                    (i) The Company shall pay to the Employee her full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus all other amounts to which she is entitled under any compensation plan of the Company, in each case at the time such payments are due;

                    (ii) Company shall pay to Employee a cash lump sum payment, no later than the fifteenth day following the effective date of the Notice of Termination, equal to the greater of (a) two times the sum of (x) her Base Salary at the rate in effect as of the effective date of the Notice of Termination and
     (y) the highest annual bonus paid or payable to Employee during the three consecutive years immediately preceding her termination of employment, or (b) the "actuarial equivalent" of all Base Salary and bonus payments that would have been payable to Employee pursuant to Paragraphs 3 and 4 of this Agreement had Employee continued to be employed through the Expiration Date (the "Severance Period"), assuming, for

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     purposes of this Paragraph, that the annual bonus payable to
     Employee pursuant to Paragraph 4 of this Agreement for each year of such remaining term is equal to the highest annual bonus paid or payable to Employee during the three consecutive years immediately preceding her termination of employment. For purposes of this subparagraph 10(c)(ii), "actuarial equivalent" shall be determined by an actuary selected by Company, subject to approval by Employee, and calculated in accordance with the actuarial assumptions used by the Pension Benefit Guaranty
     Corporation to value liabilities for pension plans terminating as of the effective date of Employee's or Company's Notice of Termination;

                         (iii) All stock option rights, stock appreciation rights, and any and all other similar rights theretofore granted to the Employee, including, but not limited to, the Employee's right to receive cash in lieu of exercising stock options, as may be provided in her stock option agreements, shall vest and shall then be exercisable in full, and the Employee shall have 90 days following her termination within which to exercise any and all such rights and the restrictions on any and all shares of restricted stock granted to the Employee that are outstanding on the Date of Termination shall lapse as of the Date of Termination;

                         (iv) During the Severance Period the Company shall, at its cost, arrange to provide the Employee with life, disability, dental, accident and group health insurance benefits substantially similar to those that she was receiving immediately prior to the Notice of Termination plus an additional amount necessary to reimburse the Employee for any taxes imposed solely by reason of her receipt of such benefits following her termination of employment. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by the Employee pursuant to this subparagraph if an equivalent benefit is actually received by her at any time during the Severance Period and any such benefit actually received by her shall be reported to the Company.

               (d) The Company shall continue in effect for the benefit of the Employee all insurance or other provisions for indemnification, defense or hold-harmless of officers or directors of the Company that are in effect on the date the Notice of Termination is sent to the Employee or the Company with respect to all of her acts and omissions while an officer or director as fully and completely as if such termination had not occurred, and until the final expiration or running of all

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periods of limitation against actions that may be applicable to such acts or omissions.

               (e) The Employee shall have the right to terminate her employment under this Agreement upon thirty (30) days notice to the Company without liability to the Company for damages incurred solely by reason of such termination.

               (f) Nothwithstanding anything to the contrary in this Agreement, in the event that Employee becomes entitled to the Severance Payments, if any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Company shall pay to Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income and other tax and Excise Tax upon the payment provided for by this Paragraph 10(f), shall be equal to the Total Payments. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by Employee in connection with a Change in Control or Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Company, any person whose actions result in a change in control or any person affiliated with Company or such person (which, together with Severance Payments, shall constitute "Total Payments"), shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Company's independent auditors and acceptable to Employee, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the base amount, within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's

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residence on the date of termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Employee's employment, Employee shall repay to Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Employee with respect to such excess) at the time that the amount of such excess is finally determined.

     11.  DISCLOSURE OF INFORMATION.
               (a) Employee acknowledges that the list of Company's customers, as they may exist from time to time, and Company's trade secrets and other confidential information are valuable, special and unique assets of Company's business. Employee will not, during or after the Term of Employment, disclose to any person, firm, corporation, association, or any other entity or use for her own benefit, any list of Company's customers, or any part thereof, or any of Company's trade secrets or other confidential information, for any reason or purpose whatsoever.

               (b) Employee agrees that upon leaving the employ of Company she will deliver to Company and not keep or deliver to anyone else, any and all memoranda, specifications, documents and in general any and all material relating to Company's business that she may have under her possession or control.

               (c) Employee recognizes that she will possess confidential information about other employees of Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of Company. The Employee recognizes that the information she will possess about these other employees is not generally known, is of substantial value to Company in developing its products and in securing and retaining customers, and will be acquired by her because of her business position with Company. Employee agrees that, during the period ending on the last day of the one-year period following her termination of

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employment, she will not, directly or indirectly, solicit or recruit any employee of Company for the purpose of being employed by her, or any business, individual, partner, firm, corporation or other entity that is then in competition with Company ("Competitor") on whose behalf she is acting as an agent, representative or employee. The Employee further agrees that she will not convey any such confidential information or trade secrets about other employees of Company to anyone affiliated with her or to any Competitor.

               (d) Employee further acknowledges that the remedy at law for any breach by her of the covenants contained in Paragraphs 11(a) and (b) will be inadequate and that in the event of a breach, or threatened breach, by Employee of the covenants contained therein, Company shall be entitled to an injunction restraining Employee from using, for her own benefit, and/or from disclosing, in whole or in part, the list of Company's customers, and/or Company's trade secrets or other confidential information, and/or from rendering any services to any person, firm, corporation, association or other entity to whom such a list, and/or such trade secrets or other confidential information, in whole or in part, have been disclosed, or are threatened to be disclosed and such other declaratory relief as is proper to cause Employee to return to Company any and all memoranda, specifications, documents and all other material relating to Company's business that she may have under her possession or control. Nothing herein shall be construed as prohibiting Employee from pursuing professional employment or investments utilizing her own skills and knowledge or Company from pursuing any other remedies available to Company from such breach or threatened breach, including the recovery of damages from Employee. The provisions of this Paragraph 11 shall survive the expiration or termination, for any reason, of this Agreement and of Employee's employment.

     12.  ASSIGNMENTS/MITIGATION.
               (a) This Agreement and the rights, interest and benefits hereunder are personal to the Employee and shall not be assigned, transferred, pledged, or hypothecated in any way by the Employee, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, or hypothecation, or the levy of any execution, attachment or similar process thereon, shall be null and void and without effect.

               (b) The Company shall have the right to assign this Agreement and to delegate all of its rights, duties and obligations hereunder, whether in whole or in part, to any parent, affiliate, successor, or subsidiary organization of the Company or corporation with which the Company may merge or consolidate or which acquires by purchase or otherwise all or substantially all of the Company's consolidated assets, but such assignment shall not release the Company from its obligations under this Agreement, and in the event of any such assignment by the Company, the Employee may, at her sole option, exercise her termination rights under the provisions of Section 9(c)(iv) of this Agreement.

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               (c)  This Agreement shall inure to the benefit of and be
enforceable by the Employee and her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to her hereunder had she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to her devisee, legatee or other designee or, if there is no such designee, to her estate.

               (d) The Employee shall have no duty to mitigate the Company's obligations hereunder by seeking other employment or by becoming self-employed; provided, however, that life, disability, dental, accident, group health insurance and other health and welfare benefits received by the Employee during or with respect to the Severance Period and attributable to services rendered during such period by the Employee to persons or entities other than the Company shall be applied to reduce the Company's obligation to provide such benefits hereunder. Not less frequently than annually (by the end of the month of the month next following the month in which the Effective Date occurs), the Employee shall account to the Company as to the amount of such benefits; if the Company has paid amounts in excess of those to which the Employee was entitled (after giving effect to the offsets provided above), the Employee shall reimburse the Company promptly thereafter for such excess.

     13. NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or five business days after being mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed (a) if to the Employee, to P. O. Box 2001, La Jolla, California 92038 and (b) if to the Company, to 21255 Califa Street, Woodland Hills, California 91367, Attention:
Stanley R. Zax, with a copy to the Secretary of the Company; or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt thereof.

     14. SECTION HEADINGS. The Section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

     15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

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     16.  COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     17. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement (other than an action for injuctive relief pursuant to Section 11 hereof) shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Los Angeles, California in accordance with the rules of the American Arbitration Association then in effect. Such arbitrators shall only have jurisdiction to award contract damages. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Employee, if prevailing, shall be entitled to reimbursement of all of her reasonable expenses in arbitration, including reasonable attorneys' fees. In the event of a good faith dispute regarding the payment of salary or benefits under this Agreement, the Company shall make the disputed payments to the Employee as if such dispute did not exist during the pendency of such good faith dispute, and, following the resolution of such dispute, the Employee shall reimburse the Company for any overpayments.

     18. LEGAL FEES. The Company agrees to reimburse the Employee for all reasonable legal fees and other reasonable expenses incurred in connection with the negotiation and preparation of this Agreement.

     19. COMPANY PROPERTY. The Employee agrees that at the time she leaves the employment of the Company she will deliver to the Company, and will not keep or deliver to anyone else, all notebooks, memoranda, documents, computer discs, and any and all other material relating to the Company's business or constituting the Company's property, whether or not the Employee was the author or recipient of such material.

     20.  MISCELLANEOUS.
               (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          (b) This instrument contains the entire agreement of the parties hereto relating to the subject matter hereof and it replaces and supersedes all prior agreements and understandings, oral and written, between the parties hereto. No agreements or representations, oral or otherwise, express or implied,

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with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

          (c) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

          (d) All references to Sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such Sections.

          (e) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

          (f) The obligations created under the provisions of Sections 5, 8, 10, 11, 12, 17, 18 and 19 shall survive the expiration, suspension or termination, for any reason, of this Agreement or the Employee's employment hereunder until such obligations created thereunder are fully satisfied.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                              ZENITH NATIONAL INSURANCE
                              CORP.


                              By:  /s/ Stanley R. Zax
                                 -----------------------------
                                STANLEY R. ZAX, Chairman

                              EMPLOYEE:

                              /s/ Fredricka Taubitz
                              --------------------------------
                              FREDRICKA TAUBITZ

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